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                                                EXHIBIT 5.1



                                 May 13, 1999



Board of Directors
StanCorp Financial Group, Inc.
1100 SW Sixth Avenue
Portland, Oregon 97204

       We have acted as counsel for StanCorp Financial Group, Inc. (the "Registrant") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering Common Stock (the "Shares") of the Registrant, including 1,000,000 Shares reserved for issuance under the 1999 Employee Share Purchase Plan of the Registrant (the "Plan"). We have reviewed the corporate actions of the Registrant in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

       Based on the foregoing, it is our opinion that:

  1. The Registrant is a corporation duly organized and validly existing under the laws of the state of Oregon; and

  2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Registrant, will be legally issued, fully paid, and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,



                           STOEL RIVES LLP